Exhibit 23.1

                       CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in the Registration Statements (Form S-8 File Numbers 333-15307 pertaining to the Employee ESOP/401(k) Plan, 333-15309 pertaining to the Directors fees, 333-15311 pertaining to the 1996 Stock Option Plan, 333-92427 pertaining to the 1998 Non-employee Directors Stock Plan and 1998 Stock Option Plan, and 333-109561 pertaining to the 1998 Stock Option Plan) of our report dated February 20, 2004, with respect to the consolidated financial statements of VSE Corporation and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2003.





                                             /s/ Ernst & Young LLP


  McLean, Virginia
  March 5, 2004